Issuer Free Writing Prospectus Dated May 12, 2006

(Supplementing Preliminary Remarketing Prospectus Supplement

dated May 10, 2006)

Filed Pursuant to Rule 433

Registration No. 333-104310

Final Term Sheet

$460,000,000

The Chubb Corporation

5.472% Senior Notes Due August 2008

Issuer:	The Chubb Corporation

Current Ratings:	A2 (Stable) / A (Stable) / A+ (Stable)

Remarketing Agents:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Ranking:	The Senior Notes are senior unsecured obligations and rank equally with all of Chubb’s other unsecured and unsubordinated indebtedness

Remarketing Date:	May 11, 2006

Settlement Date:	May 16, 2006

Maturity:	August 16, 2008

Securities Remarketed:	$460,000,000

Denomination:	Minimum denomination of $25 and in integral multiples thereof

Treasury Benchmark:	4.875% due 4/15/2008

Treasury Price:	99-24+

Treasury Yield:	5.001%

Re-offer Spread:	+57 bp

Coupon:	5.472% (quarterly)

Proceeds from Remarketing:	$459,407,520.00

Yield-to-Maturity:	5.571% semi-annual equivalent 5.533% quarterly

Remarketing Fee:	0.25% of the Treasury Portfolio Purchase Price

Price to Senior Notes investors:	$24.9678 per Senior Note

Proceeds to Equity Units Holders:	$0.062201 per Equity Unit

Offering Price as% of face value of the remarketed Senior Notes:	99.8712%

Treasury Portfolio Purchase Price:	$457,120,209.84

Interest Payments:

The interest rate on the Senior Notes will be reset to 5.472% (the “Reset Rate”) per annum effective on and after May 16, 2006. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the senior notes following this remarketing will be made on August 16, 2006.

Listing:	Not listed

Senior Note Cusip:	171232AK7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.                            (877) 858-5407 (toll-free)